Sub-Item 77M (Mergers)

At a meeting held on June 28, 2012, the Board of Managers of Excelsior Multi-Strategy Hedge Fund of Funds, LLC (the "Fund") approved Agreements and Plans of Merger (the "Merger Plans") pursuant to which each of Excelsior Multi-Strategy Hedge Fund of Funds (TI), LLC (the "TI Fund"), Excelsior Multi-Strategy Hedge Fund of Funds (TE), LLC (the "TE Fund") and Excelsior Multi-Strategy Hedge Fund of Funds (TE 2), LLC (the "TE 2 Fund," and together with the TI Fund and the TE Fund, the "Reorganizing Funds") would merge with and into the Fund. On December 27, 2012, the members of the TI Fund and the TE Fund approved the Merger Plans providing for the mergers of the TI Fund and the TE Fund with and into the Fund, and on January 22, 2013, the members of the TE 2 Fund approved the Merger Plan providing for the merger of the TE 2 Fund with and into the Fund (collectively, the "Merger"). The Mergers were effective as of December 31, 2012 for the TI Fund and for the TE Fund, and as of January 31, 2013 for the TE 2 Fund. In connection with the Mergers, the Fund assumed all of the assets and liabilities of the Reorganizing Funds and members of the Reorganizing Funds received units of the Fund equal in value to the value of their units of the Reorganizing Funds. Each Reorganizing Fund filed an application for deregistration under the Investment Company Act of 1940 (the "1940 Act") on Form N-8F. On April 30, 2013 the Securities and Exchange Commission issued orders under Section 8(f) of the 1940 Act declaring that each Reorganizing Fund ceased to be a registered investment company under the 1940 Act.